Exhibit 99.1

COMPANY CONTACT:	Curtis W. Schneekloth Cooper Tire & Rubber Company	FOR IMMEDIATE RELEASE Dec. 17, 2008

419.427.4768

COOPER TIRE ANNOUNCES INTENT TO CLOSE ALBANY, GA., FACILITY

FINDLAY, OHIO, DEC. 17, 2008 — COOPER TIRE & RUBBER COMPANY (NYSE:CTB) today announced the pending closure of its manufacturing facility in Albany, Ga. This announcement follows a network capacity study analyzing the Company’s optimal manufacturing footprint in the United States. The impact on net profit of this closure is estimated to be $150 million to $175 million in restructuring charges, between 50 and 60 percent of which will be non-cash charges. Annual savings after implementation are estimated at between $75 million and $80 million. A portion of these savings will begin to materialize in 2009 as production from the plant is moved to other locations.

United States manufacturers have come under intense pressure in recent years from increased lower-priced imports and softening domestic demand for products. Roy Armes, chief executive officer, said, “This was a difficult decision and we regret the impact it will have on our employees in Albany and the surrounding community. The detailed study we performed was fair, objective, and conclusive that we needed to consolidate our capacity and close one of our U.S facilities. The government and community agencies were actively engaged and involved and offered a high level of support, but the final outcome was clear.”

The facility was acquired by Cooper in 1990 and employs approximately 1,400. Cooper intends to realign the mix of products at its remaining U.S facilities located in Findlay, Ohio, Texarkana, Ark., and Tupelo, Miss., to meet customer demand.

Armes continued, “Cooper customers in the North American market must have competitive products of the highest quality from Cooper in order to grow and prosper in this intense market. This capacity rationalization will help us meet that demand. Employees in Albany were notified of the outcome and will be provided support as the facility winds down operations in the next 12 months. We appreciate the hard work and efforts that our employees have always demonstrated and will assist them where possible through this transition. Unfortunately, this was a very necessary action to position Cooper to compete in a global market environment.

“The current state of the economy and demand for our products in the United States has caused us to rethink how we could best leverage our fixed costs. We will also continue with our existing ongoing lean, six sigma, and automation initiatives to improve our cost structure throughout our operations, in addition to this capacity rationalization effort. This capacity reduction, along with improvements at our other facilities, will allow Cooper to optimize our global footprint and capitalize on current and future market opportunities.”

About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car and light truck tires and subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at: www.coopertire.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding the anticipated future charges and expenditures relating to the closure of the Albany, Ga., facility. In particular, all of the costs and time frames in this release are estimates and are therefore subject to change. These forward-looking statements give the Company’s current expectations or forecasts and are based upon management’s expectations that involve a number of risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following: the timing of the plant closing; separation and severance amounts that differ from original estimates because of the timing of employee terminations; amounts for non-cash charges relating to inventories and property, plant and equipment that differ from the original estimates because of the ultimate fair market value of such inventories and property, plant and equipment. The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. You are advised, however, to consult any disclosures the Company makes on related subjects in its reports on Form 10-Q, 8-K and 10-K filed with the Securities and Exchange Commission.